Exhibit 17.2

To: eWellness Healthcare Corporation

From: Douglas MacLellan (Director & CEO)

Date: July 22, 2022 (10:00 A.M.)

RE: Resignation of all Company Positions

Please be advised that effective July 22, 2022 at 10:00 a.m., I, Douglas MacLellan, hereby resigns any and all positions as a director and/or officer of eWellness Healthcare Corporation (the “Company”). I have had no disagreements with the Company on any matters relating to its operations, policies or practices.

Thank you,

/s/ Douglas MacLellan

Douglas MacLellan